Exhibit 10.1

February 8, 2021

Greg Beattie

123 Brimful Dr

Phoenixville, PA 19460

Dear Greg,

On behalf of Inotiv, I am pleased to offer you the position of Chief Operating Officer (COO). In this role, you will be a direct report on my Executive team. Your start date will be on a mutually agreed upon date between you and the company.

The following paragraphs will explain in detail the many great benefits that come with joining Inotiv.

The base gross salary will be $ 300,008.02 and paid in biweekly amounts of $11,538.77 with a discretionary Annual Incentive Bonus opportunity which is tied to company performance metrics and individual achievements.

This position is considered exempt under the federal and state wage and hour laws, which means that you are not eligible for overtime pay beyond your salary.

As part of your total compensation, you shall be awarded 15,000 Restricted Stock Awards on your first day of employment. You will also be eligible to receive additional Restricted Stock Awards as determined by the Inotiv Board of Directors — Compensation Committee at our annual executive compensation review in the fourth quarter of 2021. All Restricted Stock Awards have a two-year cliff vest, meaning they will vest 24 months after their initial grant date.

Greg, for 2021, you will be eligible for 160 hours of vacation. You will also be eligible to participate in the "Executive Vacation Pay and Time Off Procedure. Participation is voluntarily and the attached document will explain the process. In addition, you will receive two (2) personal days and forty-eight (48) sick hours per year. If you do not use your sick hours, you can roll over unused hours towards FMLA qualifying events. Thereafter you can follow the vacation policy in the handbook.

You will be eligible to participate in Inotiv's benefit package as summarized in the attached Employee Benefit Guide which accompanies this letter. These benefits include, but are not limited to:

•	group health insurance (HDHP), dental care, vision care, company paid life insurance

•	401(k) deferred tax savings plan (with company match)

•	elective supplemental life insurance

•	elective short-term disability

You will be eligible for our health benefits the 1st of the month following the first day of employment. As an example, if you start with our company anytime in February 2021, you will be eligible for our health benefits March 1, 2021.

Corporate Headquarters: 2701 Kent Avenue, West Lafayette, IN 47906 USA
Phone: 800.845.4246 | 1.765.463.4527

Please contact Bill Pitchford, Chief Human Resource Officer at (765 250-9603) if you have questions regarding company benefits. This offer is dependent upon successfully completing the following:

•	You provide proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws

•	Successful completion of a criminal background check

•	Your response to this offer of employment by no later than the end of business on Wednesday, February 10, 2021.

Please note that your employment with our company is at will, which means that either you or the company may terminate the relationship at any time. This letter, in addition to the Confidentiality Agreement (attached) constitutes lnotiv's offer in its entirety. Please indicate your understanding and acceptance of this offer by signing below and return a copy to Bill Pitchford in Human Resources at bpitchford@inotivco.com.

Congratulations Greg! We are excited to have you join the lnotiv team.

Sincerely,

/s/ Bob Leasure
Bob Leasure
President & CEO

I accept this position at lnotiv as described in the offer letter dated February 8, 2021.

/s/ Greg Beattie	08-Feb-2021
Greg Beattie	Date

Corporate Headquarters: 2701 Kent Avenue, West Lafayette, IN 47906 USA
Phone: 800.845.4246 | 1.765.463.4527